Exhibit 6.5

LINE OF CREDIT PROMISSORY NOTE

Loan Amount: $1,000,000	Orange County, California

March 11, 2021

FOR VALUE RECEIVED, the undersigned ("Maker"), a Maryland corporation, hereby promise to pay to the order of Escalate Wealth LLC ("Lender") at its offices located at 4600 Campus Drive, Suite 201, Newport Beach, CA 92660, or at such other place as the lender hereof may from time to time designate in writing, in collected funds or U.S. legal tender, the sum specified in this Promissory Note (the "Note"), the principal sum of ONE MILLION DOLLARS ($1,00,000.00), or such lesser amount outstanding at maturity (the "Principal"), together with interest accrued from the date hereof on the unpaid principal balance at the interest rate or rates per annum set forth herein, and any other amounts due in accordance with the terms specified in this Note. The undersigned Maker also promises to pay late charges, fees, and other charges as specified herein. Maker covenants and agrees as follows:

1. PRINCIPAL. This Note evidences a revolving line of credit. Prior to an Event of Default (as defined below), the undersigned ("Maker") may, borrow, repay, and reborrow hereunder, provided however, that the total outstanding principal balance shall not exceed ONE MILLION DOLLARS ($1,000,000) at any time. If at any time the aggregate principal balance outstanding under this Note shall exceed ONE MILLION DOLLARS ($1,000.000.00), Maker shall immediately upon demand pay the amount necessary to bring the outstanding balance under ONE MILLION DOLLARS ($1,00.000.00). Subject to the terms of this Note, Lender shall make advances to Maker from time to time upon receipt of a written request of Maker. Maker shall use the proceeds of principal advances under this Note (an "Advance") in amounts as needed to fund property acquisition related expenses including, but not limited to, funds needed for deposit, due diligence, and equity down payments until such time that the Company has raised sufficient funds to reimburse the Lender for such property acquisition related expenses. All Advances are subject to, and limited by, the Availability. "Availability" shall mean with respect to any Advance, an amount which is equal to ONE MILLION DOLLARS ($1,00,000.00) minus the then outstanding principal balance of this Note. Maker agrees to be liable for all sums advanced in accordance with the instructions of an authorized person of Maker. The unpaid Principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records. Lender will have no obligation to advance funds under this Note if: (a) Maker is in default under the terms of this Note; (b) Maker has applied funds provided pursuant to this Note for purposes other than those authorized by Lender; or (c) Lender no longer has Availability due to its existing other or anticipated cash needs.

2. TERMS OF PAYMENT

(a)  Maturity Date. Indebtedness owing under this Note shall be due and payable twelve (12) months from the date here (the "Maturity Date"). If Maker fails to pay all such sums on or before the Maturity Date, interest shall immediately and automatically accrue thereon at the Default Rate without the need for any notice of default by Lender and without any further cure period. Maker may prepay all indebtedness owing under this Note, including all unpaid principal and accrued interest, prior to the Maturity Date without penalty.

(b)  Note Rate. Interest shall accrue on indebtedness owing under this Note at the rate of six percent (6%) per annum on a cumulative, non-compounded basis.

(c)  Payments; Application. All payments shall be made in lawful money of the United States of America without setoff, deduction or counterclaim of any kind whatsoever. All payments shall be applied first to accrued interest, and then principal.

(d)  Late Charge. Lender shall be entitled to receive a late charge equal to five percent (5%) of the amount of any payment not received by the fifth (5th) day after the Maturity Date. Such late charge may be assessed automatically, without the requirement of any prior notice and without waiver of Lender's right to accrue interest at the Default Rate and/or to pursue any other default remedy under this Note. Late charges constitute reasonable compensation to Lender for the additional time and expense of handling and accounting for late payment.

3. DEFAULT.

(a)  Events of Default. The occurrence of the following shall constitute a default by Maker under this Note (an "Event of Default"): (a) Maker's failure to make any payment when due under this Note.

(b)  Acceleration on Default. At Lender's option, without prior notice, and regardless of any prior forbearance, all sums remaining unpaid under this Note shall become immediately due and payable upon the occurrence of an Event of Default of Maker under this Note.

(c)  No Waiver; Cumulative Remedies. No delay or omission on Lender's part in exercising any right under this Note shall operate as a waiver of that right on any future occasion or of any other rights under this Note. All rights and remedies of Lender provided in this Note are cumulative and shall be in addition to all other rights and remedies provided by law or in any agreement or instrument securing this Note.

(d)  Default Rate. Upon the occurrence of any Event of Default (as defined above) and so long as such Event of Default is continuing, and at Lender's election but without the need for any prior notification to Maker, interest shall accrue on the outstanding principal balance of the Note, any reimbursable collection costs, attorneys' fees, advances to protect security, or other advances made by Lender, and any other amounts then due under the Loan at a rate equal to five percent (5%) in excess of the Note Rate, but not to exceed the maximum rate allowed by law (the "Default Rate"). Accrual of interest at the Default Rate is designed to compensate Lender for certain damages caused by such default, including the additional expenses in servicing the indebtedness evidenced by the Note, the loss to Lender of the money due, and the frustration to Lender in meeting its other financial commitments. However, the accrual and payment of interest at the Default Rate shall not constitute a waiver of Lender's right to demand an immediate cure of such default or to pursue any other default remedy.

4. COSTS AND ATTORNEYS' FEES. If this Note is not paid when due, or upon the occurrence of any Event of Default or any dispute arise regarding the interpretation of this Note or any other agreement or instrument securing this Note, Maker promises to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and legal costs, incurred by Lender in collecting amounts due under, or in enforcing or interpreting any of Lender's rights provided in the terms and conditions of this Note or any other agreement or instrument securing this Note.

5. SUCCESSORS; JOINT AND SEVERAL LIABILITY; CAPTIONS; MISCELLANEOUS. The covenants and agreement contained in this Note shall bind the successors and assigns of Maker and shall inure to the benefit of Lender and its successors and assigns. Diligence, demand, notice, presentment, notice of dishonor, grace, notice of protest and notice of intent to accelerate the maturity of this Note are waived by all makers of this Note. The captions and headings of the paragraphs of this Note are for convenience only and are not to be used to interpret or define the provisions of this Note. This Note shall be governed by and construed in accordance with the laws of the State of California.

6. NOTICES. Any notice to Maker provided for in this Note shall be deemed given when received, if personally delivered, or when mailed by certified mail, return receipt requested, addressed to Maker at the address stated below, or to any other address as may then appear for Maker on the records of Lender. Any notice to Lender shall be deemed given when received, if personally delivered, or when mailed by certified mail, return receipt requested, addressed to Lender at the address stated in the first paragraph of this Note, or at any other address as may have been designated by written notice to Maker.

8. INTEREST RATE LIMITATION. If, from any circumstance whatever, the performance or fulfillment of any provision hereof or of any other agreement between Maker and Lender, at the time performance or fulfillment of such provision is due, shall involve or purport to require any payment in excess of the limits prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if, from any circumstance whatever, Lender should ever receive as interest an amount that would exceed the highest lawful rate the amount that would be excessive interest shall be applied to the reduction of the principal balance owing hereunder (or, at Lender's option, be paid over to Maker) and shall not be counted as interest.

IN WITNESS WHERE, Maker has executed this Note as of the date first set forth above.

"Maker" ELEVATE.MONEY REIT I, INC., a Maryland /s/ Harold Hofer Chief Executive Officer Address for Notices: 4600 Campus Drive, Suite 201 Newport Beach, CA 92660

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